Exhibit 4.9

SECURITIES PURCHASE AGREEMENT

Dated as of

December 10, 2007

SECURITIES PURCHASE AGREEMENT

        This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 10, 2007, by and among B.O.S Better Online Solutions Ltd., an Israeli company (the “Company”), and the entities listed in Schedule 1 (collectively, the “Investors” and each, an “Investor”).

        WHEREAS, subject to the terms and conditions herein, the Investors desire to acquire from the Company, and the Company desires to issue to the Investors Ordinary Shares of the Company, par value NIS 4.00 each (each, a “Share” and collectively the “Shares”, and when referred to the shares to be purchased by each Investor, such number of shares as set forth opposite such Investor’s name in the column labeled “No. of Shares” on Schedule 1 hereto); and

        WHEREAS, in connection with the Investors’ purchase of the Shares hereunder, the Company wishes to issue to the Investors such number of warrants to purchase Shares as set forth opposite each Investor’s name in the column labeled “No. of Warrants” on Schedule 1 hereto (reflecting 65% warrant coverage), on the terms and conditions hereof, and the Investors wish to purchase such number of warrants;

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investors hereby agree as follows:

1.     PURCHASE AND SALE OF SHARES.

    1.1        Subject to the satisfaction of the terms and conditions described in this Agreement, at the Closing (as defined below), the Company agrees to sell to each Investor, and each Investor, severally and not jointly, agrees to purchase from the Company, such number of Shares, against such amount, as is set forth opposite each Investor’s name in the columns labeled “No. of Shares”and “Purchase Amount”, respectively, on Schedule 1 hereto, and reflecting a price of $2.40 per Ordinary Share (the “PPS”).

    1.2        The parties agree that Schedule 1 hereto may be revised, at the Company’s sole discretion, to reflect additional investments by additional investors (the “Additional Investors”) who shall execute the Transaction Documents (as defined below) and be deemed Investors for the purpose hereof, provided however, that in no event shall the aggregate number of Shares issued to the Investors and the Additional Investors (including the Shares issuable under the Warrants) exceed 19.5% of the issued and outstanding share capital as of the date hereof.

    1.3        At the Closing, the Company shall issue and deliver to the Investors a Warrant in the form attached hereto as Exhibit A (the “Warrant”) to purchase such number of Shares as is set forth opposite such Investor’s name in the columns labeled “No. of Warrants”. The Warrant shall be exercisable for a period of four (4) years from the date of issuance (the “Warrant Issue Date”). The Warrant’s exercise price shall be $2.76 per Share.

2.     CLOSING. The execution and delivery of this Agreement shall occur upon delivery by facsimile of executed signature pages of this Agreement and all other documents, instruments and writings required to be delivered pursuant to this Agreement to Amit, Pollak, Matalon & Co., NITSBA Tower, 17 Yitzhak Sadeh St., Tel-Aviv 67775 Israel attn: Shlomo Landress, Adv., Fax: (972) 3 568-9001. The closing of the purchase and sale of the Shares will take place ten (10) days after the date hereof (or, if such date is not a business day, on the next business day thereafter), on which date the conditions for Closing set forth in Sections 5 and 6 herein shall be satisfied in full or waived by the appropriate party thereunder, or at such different date as may be mutually acceptable to the Investors and the Company (the “Closing”). At the Closing, each Investor shall deliver to the Company payment in full (without deduction of any fees or taxes) for the Shares to be purchased by such Investor in the amount set forth opposite such Investor’s name in the column labeled “Purchase Amount” on Schedule 1, via wire transfer of immediately available funds or bank or cashier’s check. At the Closing, the Company will deliver to each Investor a duly executed share certificate reflecting such number of shares set forth opposite such Investor’s name in the column labeled “No. of Shares”, and a Warrant validly executed by the Company.

3.     REPRESENTATIONS AND WARRANTIES BY THE COMPANY. The Company hereby represents and warrants to each Investor that:

    3.1        Corporate Organization. Each of the Company and its Subsidiaries (as defined below) is (i) a corporation duly incorporated, validly existing and in good standing (where such concept is applicable) under the Laws of the jurisdiction of its organization, (ii) has the corporate power and authority to own, lease and operate its property and to carry on its business as now being conducted, and (iii) is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, prospects, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole. The Company’s shares are traded on the Nasdaq Global Market and on the Tel-Aviv Stock Exchange (the “Principal Markets”) and as such it is subject to both US and Israeli Securities Laws. “Subsidiaries” shall mean BOScom Ltd. and Odem Electronic Technologies Ltd.

    3.2        Due Authorization and Valid Issuance. The Company has the corporate power to enter into this Agreement and the Registration Rights Agreement (the “Transaction Documents”). The Transaction Documents have been, or will have been, at the time of their respective execution and delivery, duly executed and delivered by the Company. Prior to the Closing of this Agreement, the Company shall have acted to complete all corporate action necessary on its part for the issuance, sale and delivery of the Shares, the Warrant and the shares issuable upon exercise thereof (the “Warrant Shares”). The Shares being purchased by the Investors hereunder and the Warrant Shares will, upon issuance and payment therefore pursuant to the terms hereof, be duly authorized, validly issued, fully-paid and nonassessable.

    3.3        Binding Agreement. The Transaction Documents constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as (i) such enforceability may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors and contracting parties generally, (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought, and (iii) rights to indemnity and contribution may be limited by Israeli or U.S. state or federal securities laws applicable to the Company or by the public policy underlying such laws.

    3.4        Non-Contravention. Neither the execution and delivery of the Transaction Documents, nor the consummation of the transactions or the performance of the obligations contemplated hereby and thereby will result in any violation or breach of Company’s articles of association, by-laws, board resolutions or shareholders resolutions, or result in a violation of any law, rule, regulation, order, (including federal and state securities laws and regulations and the rules and regulations of the Primary Markets) or, to the Company’s best knowledge, judgment or decree.

    3.5        No Consent. To the Company’s best knowledge, and in reliance on the representations of the Investors given in Section 4 hereof, except for reporting obligations and approvals required under applicable securities laws and market regulations in Israel and the United States and for notices to or approvals by the Office of the Chief Scientist and the Investment Center of the Ministry of Industry, Trade and Labor (if required) no consent of any governmental body or third party is required to be made or obtained by the Company in connection with the execution and delivery of the Transaction Documents by the Company or the consummation by the Company of the transactions or the performance of the obligations contemplated hereby and thereby by the Company.

    3.6        Capitalization. The authorized share capital of the Company consists as of the date hereof: 35,000,000 Ordinary Shares, par value NIS 4.00 per share, of which, as of September 30, 2007, 9,609,911 Ordinary Shares are issued and outstanding, and 2,600,000 Ordinary Shares are reserved for issuance upon the exercise of warrants and of employee, director and consultant options already granted by the Company. The Company is currently in discussions with other investors with respect to additional financings, in which financings the price per share may be different than the PPS hereunder.

    3.7        SEC Documents. Since January 1, 2006, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it, as a foreign private issuer, with the Securities and Exchange Commission (“SEC”) pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (all of the foregoing filed prior to the date hereof or prior to the date of the Closing, being hereinafter referred to as the “SEC Documents”). As of their respective dates, but subject to any amendments or supplements in later filings, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC but subject to any amendment or supplement in later filings, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    3.8        Financial Statements. The audited consolidated financial statements of the Company as of December 31, 2006 and the related notes thereto, as filed by the Company with the SEC under Form 6-K on March 27, 2007, and as amended in the Company’s filing on Form 20-F/A made on November 28, 2007 (the “Financial Statements”) fairly present the financial position of the Company as of their respective dates, and have been prepared in accordance with the books and records of the Company as at the applicable dates and for the applicable periods. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods therein specified, except as may be disclosed in the notes to such financial statements, or as may be permitted by the Securities and Exchange Commission and except as disclosed in the filings the Company made in connection with such statements, if any.

    3.9        Indebtedness and other Contracts. Except as disclosed in the Financial Statements, or in the SEC Documents and except for the guarantee by the Company of the Subsidiaries bank credit, neither the Company nor any of its Subsidiaries (i) has any outstanding Indebtedness (as defined below), (ii) is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument would result in a Material Adverse Effect, (iii) is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect, or (iv) is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Company’s officers, has or is expected to have a Material Adverse Effect. The Company’s SEC Documents provide a detailed description of the material terms of any such outstanding Indebtedness . For purposes of this Agreement: (a) “Indebtedness” of the Company or a Subsidiary means, without duplication, any of the following that individually exceeds $200,000: (1) all indebtedness for borrowed money, (2) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (3) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (4) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (5) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (6) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (7) all indebtedness referred to in clauses (1) through (6) above secured by (or for which the holder of such Indebtedness has an existing right to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or a Subsidiary, and (8) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (1) through (7) above; (b) “Contingent Obligation” means, as to the Company or a Subsidiary, any direct or indirect liability, contingent or otherwise, with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; and (c) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

    3.10        Legal Proceedings. Except as disclosed in the Company’s SEC Documents, there is no material legal or governmental proceeding pending or, to the knowledge of the Company, threatened to which the Company is or may be a party.

    3.11        Insurance. The Company and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. The Company and its Subsidiaries have not been refused any insurance coverage sought or applied for and has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

    3.12        Employee Relations. (i) Neither the Company nor its Subsidiaries has entered into any collective bargaining agreement with their respective employees. The Company believes that its and its subsidiaries’ relations with their employees are good. No executive officer of the Company or its subsidiaries (as defined in Rule 501(f) of the 1933 Act) has notified the Company or its subsidiaries that such officer intends to leave the Company or its subsidiaries or otherwise terminate such officer’s employment with the Company or its subsidiaries. No executive officer of the Company or its subsidiaries is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or its Subsidiaries to any liability with respect to any of the foregoing matters, except as would not have a Material Adverse Effect; (ii) Neither the Company nor its Subsidiaries is subject to, nor do any of its employees benefit from, whether pursuant to applicable employment laws, regulations, extension orders (Tzavei Harchava) or otherwise, any agreement, arrangement, understanding or custom applying to all employees in Israel or to all employees in the Company’s industry with respect to employment (including, without limitation, termination thereof) other than the minimum benefits and working conditions required by law to be provided pursuant to rules and regulations of the General Federation of Labor (Histadrut), the Coordinating Bureau of Economic Organization and the Industrialists’ Association or extension orders that apply to all employees in Israel or to all employees in the Company’s industry in Israel. The severance pay due to the Employees is fully funded or provided for in accordance with generally accepted accounting principles, consistently applied; (iii) the Company and its Subsidiaries are in compliance with all applicable laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

    3.13        Title. The Company and its Subsidiaries have good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case either free and clear of all liens, encumbrances and defects or such as do not materially affect the value of such property and do not interfere with the use made of such property by the Company and its Subsidiaries. Any real property and facilities held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made of such property and buildings by the Company and its Subsidiaries.

    3.14        Intellectual Property. (i) The Company, either directly or through its Subsidiaries, owns or possesses sufficient rights to use all material patents, patent rights, trademarks, copyrights, licenses, inventions, trade secrets, trade names and know-how (collectively, “Intellectual Property”) described or referred to in the Company’s public filings as owned or possessed by it, except where the failure to currently own or possess would not have a Material Adverse Effect, (ii) to the knowledge of the Company, the Company is not infringing, nor has it received any notice of, any asserted infringement of, any rights of a third party with respect to any Intellectual Property that, individually or in the aggregate, would have a Material Adverse Effect.

    3.15        Tax Status. The Company and each of its Subsidiaries (i) have made or filed all required Israeli tax returns, reports and declarations, (ii) have paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith, and (iii) have set aside on their books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

    3.16        Internal Accounting Controls. The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. In addition, the Company has established and maintains disclosure controls and procedures as defined in Rule 13a-14 under the 1934 Act and in compliance with Rule 13a-15 under the 1934 Act.

    3.17        No General Solicitation; Placement Agent’s Fees. Neither the Company, nor any of its affiliates, and any Person acting on their behalf, has engaged in any form of general solicitation or general advertising or Directed Selling Efforts (within the meaning of Regulation D or S, respectively) in connection with the offer or sale of the Securities. Except for placement fees in the form of cash, ordinary shares or a combination thereof to certain of the Investors (or their affiliates or related entities), the Company will not be obligated for any finder’s fee or commission in connection with this transaction. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions relating to or arising out of the transactions contemplated hereby, if such claims shall be contrary to the foregoing statement. The Company shall pay, and hold each Investor harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any such claim, if such claim shall be contrary to the foregoing statement.

    3.18        Dilutive Effect. The Company acknowledges that its obligation to issue the Warrant Shares upon exercise of the Warrants in accordance with this Agreement and the Warrants is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other shareholders of the Company

    3.19        Transactions with Affiliates. Except as set forth in the Company’s SEC Documents, none of the officers, directors or employees of the Company is presently a party to any transaction with the Company (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

    3.20        Compliance with Law; Conduct of Business; Regulatory Permits. To the knowledge of the Company, the business of the Company is conducted in accordance with applicable laws, except to extent that, individually or in the aggregate, would not cause a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in violation of any term of or in default under their Articles of Association or Memorandum of Association or other governing documents. Neither the Company nor any of its Subsidiaries is in violation of any statute, ordinance, rule or regulation, or to the Company’s knowledge, any judgment, decree or order applicable to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries conducts its business in violation of any of the foregoing, except for possible violations which would not, individually or in the aggregate, have a Material Adverse Effect. Without limiting the generality of the foregoing, the Company is not in violation of any of the rules, regulations or requirements of the Principal Markets and has no knowledge of any facts or circumstances that would reasonably lead to delisting or suspension of the Ordinary Shares by the Principal Markets in the foreseeable future. To the Company’s knowledge, the Company possesses all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct its business, except where the failure to possess such certificate, authorization or permit would not have, individually or in the aggregate, a Material Adverse Effect, and the Company has not received any notice of proceedings relating to the revocation or modification of any certificate, authorization or permit. The Company is in compliance in all material respects with all conditions and requirements stipulated by the instruments of approval granted to it with respect to the “Approved Enterprise” status of any of the Company’s facilities by Israeli laws and regulations relating to such “Approved Enterprise” status and other tax benefits received by the Company, except for possible violations which would not, individually or in the aggregate, have a Material Adverse Effect. The Company has not received any notice of any proceeding or investigation relating to revocation or modification of any “Approved Enterprise” status granted with respect to any of the Company’s facilities which the Company believes could reasonably be expected to result in material liability to the Company, except for possible violations which would not, individually or in the aggregate, have a Material Adverse Effect, the Company is not in violation of any condition or requirement stipulated by the instruments of approval granted to the Company by the Office of Chief Scientist in the Israeli Ministry of Industry and Trade (the “OCS”) and any applicable laws and regulations with respect to any research and development grants given to it by such office as to grants for projects that the OCS has not confirmed as having been closed. The Company has or by Closing shall have (a) provided notice to the OCS, and (b) obtained approval of the Investment Center, to the transactions contemplated hereunder. All information supplied by the Company with respect to such applications was true, correct and complete in all material respects when supplied to the appropriate authorities. The Company’s contingent liabilities to the OCS are disclosed in the Company’s SEC Documents.

    3.21        No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur (other than the transactions contemplated hereby), with respect to the Company or any of its Subsidiaries or their respective business, properties, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws in an immediate report to the SEC or the ISA.

    3.22        Sarbanes-Oxley Act. The Company is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are applicable to the Company as a foreign private issuer and as are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof, except where such noncompliance would not have a Material Adverse Effect.

    3.23        Form F-3 Eligibility. The Company is eligible to register the Ordinary Shares for resale by the Investors under Form F-3 promulgated under the 1933 Act. The Company qualifies as a “foreign private issuer” as such term is defined in the 1934 Act.

    3.24        Disclosure. The representations and warranties of the Company contained in this Section 3 as of the date hereof and as of the Closing, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein, in light of the circumstances under which they are made, not misleading. The Company acknowledges and agrees that the Investors have not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 4.

4.     REPRESENTATIONS OF THE INVESTORS. Each of the Investors, severally represents to the Company that:

    4.1        Enforceability. If such Investor is a corporation, partnership, limited liability company, trust or other entity, (i) it is authorized and qualified and has full right and power to become an investor in the Company, is authorized to purchase the Shares and to perform its obligations pursuant to the provisions hereof, (ii) the person signing the Transaction Documents and any other instrument executed and delivered therewith on behalf of such Investor has been duly authorized by such entity and has full power and authority to do so, and (iii) such Investor has not been formed for the specific purpose of acquiring an interest in the Company.

    4.2        Restrictions on Transferability and Hedging.

    4.2.1        Such Investor understands that (i) the Shares have not yet been registered under the Securities Act of 1933, or under the laws of any other jurisdiction; (ii) such Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act and, where required, under the laws of other jurisdictions or unless an exemption from registration is then available; (iii) there is now no registration statement on file with the Securities and Exchange Commission with respect to the Shares to be purchased by the Investor.

    4.2.2        Such Investor acknowledges and agrees that the certificates representing the Shares shall bear restrictive legends as counsel to the Company may determine are necessary or appropriate, including without limitation, legends under applicable securities laws similar to the following:

“The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares have been acquired for investment and may not be sold, transferred, assigned or otherwise disposed of in the absence of an effective registration statement with respect to the shares evidenced by this certificate, filed and made effective under the Securities Act of 1933, or an opinion of the Company’s counsel that registration under such Act is not required.”

4.2.3 The Company will not register any transfer of Shares not made pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

4.2.4 Each of the Investors agrees not to engage in hedging transactions with regard to the Shares sold pursuant to this Agreement.

    4.3        Offshore Transaction. Such Investor is not a “U.S. Person”, as such term is defined in Regulation S under the Securities Act of 1933 (“Reg. S”), its principal address is outside the United States and it has present intention of becoming a resident of (or moving its principal place of business to) the United States. Such Investor was located outside the United States at the time any offer to sell and any other action in connection with such offer and sale was made to such Investor and at the time that the buy order was originated by the Investor. The Shares are being acquired solely for such Investor’s own account, and in no event and without derogating from the foregoing, for the account or the benefit of a U.S. person. The Investor shall comply with the applicable distribution compliance periods pursuant to Reg. S.

    4.4        Investment Purposes. The Shares are being acquired for investment purposes. The Shares are not being purchased with a view to, or for sale in connection with, any distribution or other disposition thereof. The Investor has no present plans to enter into any contract, undertaking, agreement or arrangement for any such resale, distribution or other disposition and it will not divide its interest in the Company’s Shares with others, resell or otherwise distribute the Shares in violation of federal or state US Securities laws or the Israeli Securities Law.

    4.5        Information and Advice. Without derogating from the Investor’s right to rely on the representations and warranties of the Company set forth in Section 3 above:

    4.5.1        Such Investor has carefully reviewed and understands the risks of a purchase of the Shares. In connection with such Investor’s investment in the Company, it has obtained the advice of its own investment advisors, counsel and accountants (the “Advisors”). The Investor and its Advisors have reviewed the Company’s public filings and have been furnished with all materials relating to the Company or the offering of the Shares (the “Offering”) that they have requested. The Investor and its Advisors have been afforded the opportunity to ask questions of the Company concerning the financial and other affairs of the Company and the conditions of the Offering and to obtain any additional information necessary to verify the accuracy of any representations or information set forth with respect to the Shares.

    4.5.2        The Company has answered all reasonable inquiries that such Investor and its Advisors have made concerning the Company or any other matters relating to the creation and operations of the Company and the terms and conditions of the Offering.

    4.6        Sophistication and Risk.

    4.6.1        It has such knowledge and experience in financial and business matters, that it is capable of evaluating, and has evaluated the merits and risks of the Offering. By reason of its business or financial experience, it has the capacity to protect its interests in connection with an investment in the Company.

    4.6.2        It understands that no Israeli or U.S. federal or state agency has passed upon the Shares or made any finding or determination as to the fairness of the transactions contemplated in the Transaction Documents.

4.6.3 It understands that the Shares are speculative investments, which involve a high degree of risk, including the risk that such Investor might lose its entire amount invested in the Company.

    4.6.4        It understands that any tax benefits that may be available to such Investor may be lost through adoption of new laws, amendments to existing laws or regulations, or changes in the interpretation of existing laws and regulations.

    4.6.5        It has the financial ability to bear the economic risk of its investment in the Company and has adequate net worth and means of providing for the Investor’s current needs and contingencies to sustain a complete loss of the Investor’s investment and has no need for liquidity in the Investor’s investment in the Company.

4.6.6 It is an “Accredited Investor,” as such term is defined in Rule 501 of Regulation D under the Securities Act of 1933.

    4.7        No solicitation. At no time was such Investor presented with or solicited by any leaflet, public promotional meeting, newspaper or magazine article, radio or television advertisement or any other form of general advertising or general solicitation concerning the Offering.

    4.8        Broker-Dealer. The Investor is not a broker-dealer, nor is it an affiliate of any broker-dealer.

    4.9        Further Indebtedness. Such Investor acknowledges that no provision of the Transaction Documents executed and delivered by the Company restricts, or shall be construed to restrict, in any way the ability of the Company to incur indebtedness or to issue share capital or other equity securities (or securities convertible into equity securities) of the Company or to grant liens on its property and assets.

    4.10        Voting and/or Investment Control over the Investors. Each Investor has made available to the Company a list of individuals who have or share voting and/or investment control over such Investor. The Investor shall update such list as reasonably requested by the Company to comply with request for such information from any regulatory body.

    4.11        Independent Investment. No Investor has agreed to act with any other Person for the purpose of acquiring, holding, voting or disposing of the Shares purchased hereunder, and each Investor is acting independently with respect to its investment in the Shares. The obligations of each Investor under any Transaction Document are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under any Transaction Document. Nothing contained herein or in any Transaction Document, and no action taken by any Investor pursuant thereto, shall be deemed to constitute the Investors, or any of them, as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors, or any of them, are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.

    4.12        Holdings. Schedule 1 attached hereto reflects the holdings of the Company’s shares by each Investor and its affiliates as of the date hereof, and as of the Closing.

    4.13        Availability of Exemptions. Each Investor understands that the Shares are being offered and sold in reliance on a transactional exemption or exemptions from the registration requirements of Israeli and U.S. Federal and state securities laws and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Investor set forth herein in order to determine the applicability of such exemptions and the suitability of such Investor to acquire the Shares.

    4.14        Disclosure. The representations and warranties of each Investor contained in this Section 4 as of the date hereof and as of the Closing, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or necessary to make the statements herein, in light of the circumstances under which they are made, not misleading. Each Investor understands and confirms that the Company will rely on the foregoing representations in effecting the transaction contemplated in the Transaction Documents and other transactions in securities of the Company.

5.    CONDITIONS OF EACH INVESTOR’S OBLIGATION AT THE CLOSING. The obligation of each Investor to purchase its respective Shares is subject to the fulfillment or waiver by such Investor prior to or on the date of the Closing of the conditions set forth in this Section 5. In the event that any such condition is not satisfied to the satisfaction of an Investor, then such non satisfied Investor shall not be obligated to proceed with the purchase of such securities.

    5.1        Representations and Warranties. The representations and warranties of the Company under this Agreement shall be true in all material respects as of the Closing, with the same effect as though made on and as of such date.

    5.2        Compliance with Agreements. The Company shall have performed and complied in all material respects with all agreements or conditions required by this Agreement to be performed and complied with by it prior to or as of the Closing.

    5.3        Warrants. As of the Closing, the Warrants shall have been executed and delivered by the Company and each Investor.

    5.4        Issuance of Shares. As of the Closing, the Shares purchased by the Investors shall have been duly issued to the Investors.

    5.5        Registration Rights Agreement. As of the Closing, the Registration Rights Agreement in the form attached hereto as Exhibit A (the “Registration Rights Agreement”) shall have been executed and delivered by the Company and each Investor.

    5.6        No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

6.     CONDITIONS OF THE COMPANY’S OBLIGATION AT THE CLOSING. The obligation of the Company to issue the Shares to the Investors at the Closing is subject to the fulfillment or waiver by the Company prior to or on the Closing of the conditions set forth in this Section 6. In the event that any such condition is not satisfied to the satisfaction of the Company, then the Company shall not be obligated to proceed with the sale of the securities under this Agreement.

    6.1        Representations and Warranties. The representations and warranties of all the Investors under this Agreement shall be true in all material respects as of the Closing, with the same effect as though made on and as of such date.

    6.2        Compliance with Agreements. All Investors shall have performed and complied in all respects with all agreements or conditions required by this Agreement to be performed and complied with by it prior to or as of the Closing.

    6.3        Registration Rights Agreement. As of the Closing, the Registration Rights Agreement shall have been executed and delivered by all of the Investors.

    6.4        No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

    6.5        Delivery of Purchase Amount. Each of the Investors shall have delivered to the Company its respective Purchase Amount for the Shares at the Closing Date.

    6.6        Government Approvals. The Company shall have received all necessary governmental approvals with respect to the transactions contemplated hereby. The Investor shall have executed any confirmations required by the Office of Chief Scientist.

    6.7        Notices to Nasdaq and the TASE. The Company shall have made all required filings of notices with Nasdaq and the Tel Aviv Stock Exchange. The Company shall use its best efforts to complete such filings.

7.     CONFIDENTIALITY. Any information disclosed to each of the Investors or their respective Advisors, which have not previously been made available to the general public by the Company, if any, shall be considered Confidential Information. Each Investor acknowledges the confidential nature of the Confidential Information it may have received, and agrees that the Confidential Information is the valuable property of the Company. Each Investor agrees that it and its Advisors shall not reproduce any of the Confidential Information without the prior written consent of the Company, nor shall they use any Confidential Information for any purpose except as permitted by and in the performance of this Agreement, or divulge all or any part of the Confidential Information to any third party. The confidentiality obligations undertaken by the Investors hereunder will remain in full force and effect regardless of the execution and consummation or termination of this Agreement.

8.     MISCELLANEOUS.

    8.1        Expenses. At the Closing, the Company shall reimburse the Investors for reasonable legal expenses of one counsel (Yigal Arnon & Co.) incurred in connection with the preparation of the Transaction Documents in an amount to be agreed to between the parties.

    8.2        Amendments. This Agreement may be modified, supplemented or amended only by a written instrument executed by the parties to this Agreement.

    8.3        Notices. Any notice that is required or provided to be given under this Agreement shall be deemed to have been sufficiently given and received for all purposes, (i) when delivered in writing by hand, upon delivery; (ii) if sent via facsimile, upon transmission and electronic confirmation of receipt (and if transmitted and received on a non-business day, on the first business day following transmission and electronic confirmation of receipt), (iii) seven (7) business days (and fourteen (14) business days for international mail) after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or (iv) three (3) business days after being sent by internationally overnight delivery providing receipt of delivery, to the following addresses:

if to the Company, B.O.S Better Online Solutions Ltd., 20 Freiman Street, Rishon Lezion, 75101 Israel Attn: Mr. Eyal Cohen, CFO, facsimile: (972) 3 954-1003, with a copy to Amit, Pollak Matalon & Co., NITSBA Tower, 17 Yitzhak Sadeh St., Tel-Aviv 67775 Israel attn: Shlomo Landress, Adv. Fax: (972) 3 568-9001; or at any other address designated by the Company to the Investors in writing;

if to an Investor, to 2 Kaufman St., 9th Floor, Tel Aviv, Israel 68012, Fax: +972 3 516 with a copy (which shall not constitute notice) to Yigal Arnon & Co., 1 Azrieli Center, Tel Aviv 67021 Israel attn: Peter Sugarman, Adv. Fax (972) 3 608-7714 or at any other address designated by the Investors to the Company in writing.

    8.4        Survival of Representations and Warranties. All representations and warranties contained herein or in any Transaction Document or in any other certificate delivered hereunder or thereunder shall survive after the execution and delivery of this Agreement or such certificate or document, as the case may be, for a period of 24 months from the date hereof. All covenants and agreements in any Transaction Documents shall survive in accordance with their terms. This Section shall survive the termination of this Agreement for any reason.

    8.5        Delays or Omissions; Waiver. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party under this Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any breach or default, or an acquiescence thereto, or of a similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

    8.6        Other Remedies. Any and all remedies herein expressly conferred upon a party shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

    8.7        Entire Agreement. This Agreement and the exhibits and schedules hereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto.

    8.8        Headings. All section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

    8.9        Severability. Should any one or more of the provisions of this Agreement (including its exhibits and schedules) or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement, shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision, which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

    8.10        Assignment. This Agreement may not be assigned in whole or in part by any Investor without the prior written consent of the Company.

    8.11        Governing Law and Venue. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Israel, without regard to conflict of laws provisions. Any dispute arising under or in relation to this Agreement shall be adjudicated in the competent court of Tel Aviv-Jaffa district only, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court.

    8.12        Counterparts. This Agreement may be executed concurrently in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    8.13        Further Actions. At any time and from time to time, each party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first set forth above.

B.O.S BETTER ON LINE SOLUTIONS LTD.

By:	____________________________

Name:	____________________________

Title:	____________________________

____________________________
[Name of Investor]

By:	____________________________

Name:	____________________________

Title:	____________________________

Schedule 1

INVESTOR’S NAME AND ADDRESS	PURCHASE AMOUNT	NO. OF SHARES PURCHASED	NO. OF WARRANTS	PRE-CLOSING HOLDINGS		POST-CLOSING HOLDINGS
				Amount	Percent	Amount	Percent

K.G.M.
Provident
Fund
Address:
2 Kaufman St.,
Tel Aviv 68012	$455,952	189,980	123,487	-	0.00	189,980	1.76%

Yuvalim
Provident &
Hishtalmu Fund
Address:
2 Kaufman St.,
Tel Aviv 68012	$264,096	110,040	71,526	97,239	0.97%	207,279	1.92%

Yuvalim Pension
Fund
Address:
2 Kaufman St.,
Tel Aviv 68012	$280,224	116,760	75,894	247,144	2.48%	363,904	3.37%

Catalyst Fund LP
Address:
3 Daniel Frish
Street
Tel Aviv 64731	$1,000,272	416,780	270,907	1,675,465	16.79%	2,092,245	19.35%

Additional
Investors

EXHIBIT A

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT

        This Registration Rights Agreement is made and entered into as of December 10, 2007 by and among B.O.S. Better Online Solutions Ltd., an Israeli company (the “Company”), and the entities listed in Schedule 1 (collectively, the “Investors” and each, an “Investor”).

        WHEREAS, pursuant to that certain Securities Purchase Agreement (the “Purchase Agreement”) between the Company and the Investors dated as of December 10, 2007, Buyer issued to each Investor ordinary shares, each with a nominal value of NIS 4.00 per share, of the Company (“Ordinary Shares”) and Warrants (the “Warrants”) for the purchase of Ordinary Shares of the Company; and

        WHEREAS, the parties desire to set forth certain matters regarding ownership of the shares of the Company, as more fully set forth herein.

        NOW, THEREFORE, the parties hereto agree as follows:

1. DEFINITIONS.

        For purposes of this Agreement, the following terms shall have the meanings set forth below:

1.1	“Holders” means any Investor, transferee or assignee to whom any of the Investors assigns its rights, in whole or in part, and any transferee or assignee thereof to whom a transferee or assignee assigns its rights, in accordance with Section 9.

1.2	“ISA” means the Israel Securities Authority or any similar or successor agency of Israel administering the Israel Securities Law.

1.3	“Israel Securities Law” means the Israel Securities Law, 5728-1968 (including the regulations promulgated thereunder), as amended.

1.4	"1933 Act" means the U.S. Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute.

1.5	"1934 Act" means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, or any similar successor statute.

1.6	“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

1.7	“Register”, “registered”, and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the 1933 Act and the effectiveness of such registration statement in accordance with the 1933 Act or the equivalent actions under the laws of another jurisdiction.

1.8	“Registrable Securities” means any Shares held by any Investor and any other securities issued by the Company to any Investor by means of exchange, reclassification, dividend, distribution, split-up, combination, subdivision, recapitalization, merger, spin-off, reorganization, contractual obligation or otherwise, prior to the date the Registration Statement was filed with the SEC.

1.9	“Registration Statement” means a registration statement or registration statements of the Company covering Registrable Securities filed with (a) the SEC under the 1933 Act, and (b) the ISA under the Israel Securities Law, to the extent required under the Israel Securities Law, so as to allow the Holder to freely resell the Registrable Securities in Israel, including on the TASE.

1.10	“SEC” means the United States Securities and Exchange Commission or any similar or successor agency of the United States administering the 1933 Act.

1.11	“Shares” means the Ordinary Shares issued to the Investors under the Purchase Agreement and any Warrant Shares purchased by the Investors under the terms of the Warrant.

1.12	"Warrant Shares" means Ordinary Shares purchased by the Investors pursuant to the exercise of the Warrant.

2.	LISTING & REGISTRATION OF THE SHARES

2.1	The Company shall prepare, and, as soon as practicable but in no event later than 150 days after the date of this Agreement (the “Deadline”) file with the SEC (and make the required corresponding filings with the ISA) a Registration Statement on Form F-3 covering the resale of all of the then Registrable Securities that are not already registered. The Company shall use commercially reasonable efforts to have the Registration Statement declared effective by the SEC as soon as possible after such filing with the SEC.

2.2	In the event that Form F-3 shall not be available for the registration of the resale of Registrable Securities hereunder, the Company shall register the resale of the Registrable Securities on another appropriate form in accordance with its undertakings hereunder.

2.3	The Company represents and warrants to the Investors that the Company is not a party to any agreement that conflicts in any manner with the Investors’ rights to cause the Company to register Registrable Shares pursuant to this Agreement. The Investors acknowledges that the Company had entered into a Registration Rights Agreement with S.G. Private Banking (Suisse) S.A. providing such investor with incidental registration rights.

3.	RELATED OBLIGATIONS.

3.1	Following the filing and effectiveness of each Registration Statement with the SEC pursuant to Section 2.1, the Company shall use commercially reasonable efforts to keep the Registration Statement effective pursuant to Rule 415 of the 1933 Act at all times until the earlier of (i) the date as of which all of the Registrable Securities covered by such Registration Statement may be sold without restriction pursuant to Rule 144(k) under the 1933 Act (ii) the date on which the Holders shall have sold all the Registrable Securities covered by such Registration Statement; or (iii) the fifth anniversary of the date hereof (the “Registration Period”). The Company shall ensure that such Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, subject to Section 3.5 below.

3.2	The Company shall prepare and file with the SEC and the ISA (to the extent required) such amendments (including post-effective amendments) and supplements to each Registration Statement and the prospectus used in connection with such Registration Statement, as may be necessary to keep such Registration Statement effective at all times during the Registration Period, and, during such period, comply with the provisions of the 1933 Act and the Israel Securities Law with respect to the disposition of all Registrable Securities of the Company covered by such Registration Statement. In the case of amendments and supplements to a Registration Statement which are required to be filed pursuant to the Agreement (including pursuant to this Section 3.2 by reason of the Company filing a report on Form 20-F, Form 6-K or any analogous report under the 1934 Act), the Company shall have incorporated such report by reference into the Registration Statement, if applicable, or shall file such amendments or supplements with the SEC (and the ISA) as may be required to maintain the Registration Statement effective during the Registration Period.

3.3	The Company shall furnish each Holder whose Registrable Securities are included in any Registration Statement, without charge, (i) promptly after the same is prepared and filed with the SEC, at least three (3) copies of such Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference, all exhibits and each preliminary prospectus (or such other number of copies as such Holder may reasonably request), (ii) upon the effectiveness of any Registration Statement, at least ten (10) copies of the prospectus included in such Registration Statement and all amendments and supplements thereto (or such other number of copies as such Holder may reasonably request) and (iii) such other documents, including copies of any preliminary or final prospectus and of any Registration Statements and prospectuses filed with the ISA, as such Holder may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities owned by such Holder.

3.4	The Company shall use its commercially reasonable efforts to (i) register and qualify, unless an exemption from registration and qualification applies, the resale by the Holders of the Registrable Securities covered by a Registration Statement under such other securities or “blue sky” laws of all the states of the United States, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3.4, or (y) file a general consent to service of process in any such jurisdiction. The Company shall promptly notify each Holder who holds Registrable Securities of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threatening of any proceeding for such purpose.

3.5	The Company shall notify each Holder in writing of the happening of any event, (a “Discontinuation Event”) as promptly as practicable after becoming aware of such event, as a result of which the prospectus included in a Registration Statement, as then in effect, includes an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall use its commercially reasonable efforts to minimize the period of time during which a Registration Statement includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall promptly notify each Holder in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed so that the Registration Statement does not include an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and when a Registration Statement or any post-effective amendment has become effective, (ii) of any request by the SEC or the ISA for amendments or supplements to a Registration Statement or related prospectus or related information, and (iii) of the Company’s reasonable determination that a post-effective amendment to a Registration Statement would be appropriate.

3.6	The Company shall use its commercially reasonable efforts to prevent the issuance of any stop order or other suspension of effectiveness of a Registration Statement, or the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment and to notify each Holder who holds Registrable Securities being sold of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

3.7	The Company shall use its commercially reasonable efforts to cause all the Registrable Securities covered by a Registration Statement to be listed on each securities exchange on which securities of the same class or series issued by the Company are then listed, including the NASDAQ and the TASE and the Company shall, not later than the effective date of a Registration Statement, deliver to the Holders a copy of the approval of the TASE (and/or any other exchange, if applicable) to the listing of the Registrable Securities covered by such Registration Statement on such exchange.

3.8	The Company shall cooperate with the Holders who hold Registrable Securities being offered and, to the extent applicable, facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to a Registration Statement and enable such certificates to be in such denominations or amounts, as the case may be, as the Holders may reasonably request and registered in such names as the Holders may request.

3.9	The Company shall provide a transfer agent and registrar of all Registrable Securities and a CUSIP number not later than the effective date of the applicable Registration Statement.

3.10	If requested by a Holder, the Company shall, to the extent necessary for compliance with the Securities Act of 1933: (i) as soon as practicable incorporate in a prospectus supplement or post-effective amendment such information as a Holder requests to be included therein, information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) as soon as practicable make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) as soon as practicable, supplement or make amendments to any Registration Statement if reasonably requested by a Holder of such Registrable Securities.

3.11	The Company shall comply with all applicable securities laws and rules and regulations of the SEC and the ISA.

4.	OBLIGATIONS OF THE HOLDERS.

9. Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in the first sentence of Section 3.5 or in Section 3.6, such Holder will immediately discontinue disposition of Registrable Securities pursuant to any Registration Statement(s) covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3.5 or receipt of notice that no supplement or amendment is required.

5.	EXPENSES OF REGISTRATION.

10. All expenses, other than: (i) underwriting discounts and commissions and (ii) if applicable, counsel(s) to Holders, incurred in connection with registrations, filings or qualifications pursuant to Sections 2 and 3, including, without limitation, all registration, listing and qualifications fees, printers and accounting fees, fees and disbursements of counsel to the Companyshall be paid by the Company.

6.	INDEMNIFICATION.

11.	In the event any Registrable Securities are included in a Registration Statement under this Agreement:

6.1	To the fullest extent permitted by law, the Company will, and hereby does, indemnify, hold harmless and defend each Holder, the directors, officers, partners, employees, agents, representatives of, and each Person, if any, who controls any Holder within the meaning of the 1933 Act or 1934 Act (each, an “Indemnified Person”), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, reasonable attorneys’ fees, amounts paid in settlement or expenses, joint or several, (collectively, “Claims”) incurred in defending any action, claim, suit, inquiry, proceeding, investigation by or before any court or governmental, administrative or other regulatory agency, body or the SEC or the ISA, whether pending or threatened, whether or not a Person to be indemnified is or may be a party thereto (“Indemnified Damages”), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in a Registration Statement, preliminary prospectus, final prospectus or “free writing prospectus” (as such term is defined in Rule 405 under the 1933 Act) or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which Registrable Securities are offered (“Blue Sky Filing”), or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation by the Company of the 1933 Act, the 1934 Act, the Israel Securities Law or other federal or state or Israeli securities law applicable to the Company and relating to any action or inaction required of the Company in connection with such registration (“Violations”). Subject to Section 6.3, the Company shall reimburse the Indemnified Persons promptly as such expenses are incurred and are due and payable, for any legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6.1: shall not apply: (i) to a Claim by an Indemnified Person arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company by such Indemnified Person expressly for inclusion in any such Registration Statement, preliminary prospectus, final prospectus or free writing prospectus or any such amendment thereof or supplement thereto; (ii) to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld; and (iii) to the use of the Registration Statement or the related Prospectus following a Discontinuation Event, provided the Indemnified Person received prior notice of such Discontinuation Event; or (iv) if the Indemnified Person fails to deliver a prospectus, as then amended or supplemented, provided that the Company shall have delivered to the Indemnified Person such prospectus. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the transfer of the Registrable Securities by the Holders pursuant to Section 9.

6.2	In connection with any Registration Statement in which a Holder is participating, each such Holder agrees, severally and not jointly, to indemnify, hold harmless and defend, to the same extent and in the same manner as is set forth in Section 6.1, the Company, each of its directors, each of its officers who signs the Registration Statement, each Person, if any, who controls the Company within the meaning of the 1933 Act or the 1934 Act (each an “Indemnified Party”), against any Claim or Indemnified Damages to which any of them may become subject, under the 1933 Act, the 1934 Act or otherwise, insofar as such Claim or Indemnified Damages arise out of or are based upon any Violation, in each case to the extent, and only to the extent, that such Violation occurs in reliance upon and in conformity with written information furnished to the Company by such Holder expressly for inclusion in Registration Statement, preliminary prospectus, final prospectus or free writing prospectus and, subject to Section 6.3, such Holder will reimburse any legal or other expenses reasonably incurred by an Indemnified Party in connection with investigating or defending any such Claim; provided, however, that the indemnity agreement contained in this Section 6.2 and the agreement with respect to contribution contained in Section 7 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of such Holder; provided, further, however, that the Holder shall be liable under this Section 6 for only that amount of a Claim or Indemnified Damages as does not exceed the higher of: (i) the net proceeds to such Holder as a result of the sale of Registrable Securities pursuant to such Registration Statement and (ii) the Purchase Amount (as defined in the Purchase Agreement) and the Exercise Price (as defined in the Warrant) paid by the applicable Holder for the Ordinary Shares and the Warrant Shares. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of the Registrable Securities by the Holders pursuant to Section 9.

6.3	Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 6 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 6, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be; provided, however, that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel with the fees and expenses of not more than one counsel for such Indemnified Person or Indemnified Party to be paid by the indemnifying party, if, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding. In the case of an Indemnified Person, legal counsel referred to in the immediately preceding sentence shall be selected by the Holders holding a majority in interest of the Registrable Securities included in the Registration Statement to which the Claim relates. The Indemnified Party or Indemnified Person shall cooperate with the indemnifying party in connection with any negotiation or defense of any such action or Claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party or Indemnified Person which relates to such action or Claim. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 6, except to the extent that the indemnifying party is prejudiced in its ability to defend such action, but the omission to so notify the indemnifying party will not relieve such indemnifying party of any liability that it may have to any Indemnified Person or Party otherwise than under this Section 6.3, including under Section 6.5.

6.4	The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Damages are incurred.

6.5	The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnified Party or Indemnified Person against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

7.	CONTRIBUTION.

12. To the extent any indemnification by an indemnifying party is prohibited or limited by law or insufficient to hold an Indemnified Person or an Indemnified Party, as the case may be, harmless, then the indemnifying party, in lieu of indemnifying such Indemnified Person or Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Person or Indemnified Party as a result of such Claims and Indemnified Damages (each as defined in Section 6.1 above) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the Indemnified Person or Indemnified Party, as the case may be, on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the Indemnified Person or Indemnified Party, as the case may be, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the Indemnified Person or Indemnified Party, as the case may be, and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

13. Notwithstanding the foregoing, (i) no Person involved in the sale of Registrable Securities, which Person is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) in connection with such sale, shall be entitled to contribution from any Person involved in such sale of Registrable Securities who was not guilty of fraudulent misrepresentation; and (ii) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities pursuant to such Registration Statement.

8.	REPORTS UNDER THE 1934 ACT.

With a view to making available to the Holders the benefits of Rule 144 promulgated under the 1933 Act or any other similar rule or regulation of the SEC that may at any time permit the Holders to sell securities of the Company to the public without registration (“Rule 144”), the Company agrees to:

8.1	make and keep public information available, as those terms are understood and defined in Rule 144;

8.2	file with the SEC in a timely manner all reports and other documents required by the Company under the 1993 Act and the 1934 Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

8.3	furnish to each Holder so long as such Holder owns Registrable Securities, promptly upon request, (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the 1933 Act and the 1934 Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to permit the Holders to sell such securities pursuant to any rule or regulation of the SEC allowing the Holder to sell any securities without registration.

9.	ASSIGNMENT OF REGISTRATION RIGHTS.

Subject to the prior approval of the Company, not to be unreasonably withheld, at any time prior to the time the Registration Statement was filed with the SEC, the rights under this Agreement shall be assignable by each Investor to any transferee of all or any portion of such Investor’s Registrable Securities or the Warrant if: (i) the Investor agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company within a reasonable time after such assignment; (ii) the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of (a) the name and address of such transferee or assignee, and (b) the securities with respect to which such registration rights are being transferred or assigned; (iii) immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under the 1933 Act and applicable state securities laws; (iv) at or before the time the Company receives the written notice contemplated by clause (ii) of this sentence the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein; and (v) such transfer shall have been made in accordance with the applicable requirements of the Purchase Agreement and applicable securities laws.

10.	MISCELLANEOUS

10.1	Amendments; Waivers. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the Company and the Investors.

10.2	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to its subject matter, and supersedes and replaces all prior agreements and understandings of the parties in connection with such subject matter.

10.3	Notices. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be faxed or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger in accordance with the provisions of the Purchase Agreement.

10.4	Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the internal laws of the State of Israel without regard to the provisions relating to conflicts of law. Any dispute arising under or in relation to this Agreement shall be resolved exclusively by the competent courts of Tel-Aviv Jaffa district, and the parties hereto irrevocably submit to the exclusive jurisdiction of such court for such purposes.

10.5	Successors and Assigns. Except as otherwise expressly limited herein, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto. This Agreement may not be assigned by any party without the prior written consent of the other party hereto.

10.6	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

10.7	No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

10.8	Headings. The section and paragraph headings in this Agreement are for convenience of reference only and are not intended to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

10.9	Counterparts. This Agreement may be executed in one or more counterparts (including facsimile counterparts), all of which taken together shall constitute one agreement.

10.10	Equitable Relief. The parties hereto agree that legal remedies may be inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.

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        IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first set forth above.

B.O.S BETTER ON LINE SOLUTIONS LTD.

By:	____________________________

Name:	____________________________

Title:	____________________________

____________________________

By:	____________________________

Name:	____________________________

Title:	____________________________

____________________________

By:	____________________________

Name:	____________________________

Title:	____________________________

[SIGNATURE PAGE OF REGISTRATION RIGHTS AGREEMENT]

THIS WARRANT AND THE ORDINARY SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS WARRANT AND THE ORDINARY SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO B.O.S. BETTER ONLINE SOLUTIONS LTD. THAT SUCH REGISTRATION IS NOT REQUIRED.

Right to Purchase up to ________ Ordinary Shares of
B.O.S. Better Online Solutions Ltd.
(subject to adjustment as provided herein)

ORDINARY SHARES PURCHASE WARRANT

No. _________________	Issue Date: December 31, 2007

        B.O.S. BETTER ONLINE SOLUTIONS LTD. a company incorporated under the laws of the State of Israel hereby certifies that, for value received, ___________, or assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company (as defined herein) from and after the Issue Date of this Warrant and at any time or from time to time before 5:00 p.m., New York time, through the close of business December 31, 2011 (the “Expiration Date”), up to _________ fully paid and nonassessable Ordinary Shares (as hereinafter defined), NIS 4.00 nominal value per share, at the exercise price of $2.76 per Ordinary Share (the “Exercise Price”). The number and character of such Ordinary Shares and the Exercise Price per share are subject to adjustment as provided herein.

        As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

(a) The term “Company” shall include B.O.S. Better Online Solutions Ltd. and any corporation which shall succeed, or assume the obligations of, B.O.S. Better Online Solutions Ltd. hereunder.

    (b)        The term “Other Securities” refers to any securities of the Company or any other person (corporate or otherwise) which the Holder of the Warrant at any time shall be entitled to receive, or shall have received, on the exercise of the Warrant, in lieu of or in addition to Ordinary Shares, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Ordinary Shares or Other Securities pursuant to Section 3 or otherwise.

        Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that Securities Purchase Agreement dated as of the date hereof by and among the Company and the Investor (as defined therein).

14.	Exercise of Warrant.

    14.1        Number of Shares Issuable upon Exercise. From and after the date hereof through and including the Expiration Date, the Holder shall be entitled to receive, upon exercise of this Warrant in whole or in part, by delivery of an original or fax copy of an exercise notice in the form attached hereto as Exhibit A (the “Exercise Notice”) and payment in accordance with Section 2.2 below, Ordinary Shares of the Company (the “Warrant Shares”), subject to adjustment pursuant to Section 4.

    14.2        Company Acknowledgment. The Company will, at the time of the partial exercise of the Warrant, upon the request of the Holder hereof acknowledge in writing its continuing obligation to afford to such Holder any rights to which such Holder shall continue to be entitled after such partial exercise in accordance with the provisions of this Warrant. If the Holder shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford to such Holder any such rights.

15.	Procedure for Exercise.

    15.1        Delivery of Share Certificates, Etc., on Exercise. The Company agrees that the Warrant Shares purchased upon exercise of this Warrant shall be deemed to be issued to the Holder as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares in accordance herewith. As soon as practicable after the exercise of this Warrant in full or in part, and in any event within three (3) business days thereafter, the Company at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct in compliance with applicable securities laws, a certificate or certificates for the number of duly and validly issued, fully paid and nonassessable Warrant Shares (or Other Securities) to which the Holder shall be entitled on such exercise.

    15.2        Exercise.

    15.2.1        Payment shall be made in cash, by wire transfer to a bank account the details of which shall have been provided by the Company to the Holder in writing or by certified or official bank check payable to the order of the Company, of the amount equal to the applicable aggregate Exercise Price for the number of Ordinary Shares specified in the Exercise Notice (as such exercise number shall be adjusted to reflect any adjustment in the total number of Warrant Shares issuable to the Holder per the terms of this Warrant) and the Holder shall thereupon be entitled to receive the applicable number of duly authorized, validly issued, fully-paid and non-assessable Warrant Shares (or Other Securities) determined as provided herein.

    15.3        Fractional Shares. This Warrant may not be exercised for fractional shares. In lieu of fractional shares the Company shall make a cash payment therefor based upon the Exercise Price then in effect.

16.	Effect of Reorganization, Etc.; Adjustment of Exercise Price.

    16.1        Reorganization, Consolidation, Merger, Etc. In case at any time or from time to time, the Company shall (a) effect a reorganization, (b) consolidate with or merge into any other person, including the sale of substantially all of the Company’s outstanding share capital to a corporate third party, in consideration for such third party’s securities, or (c) transfer all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company, then, in each such case, as a condition to the consummation of such a transaction, proper and adequate provision shall be made by the Company whereby the Holder of this Warrant, on the exercise hereof as provided in Sections 1 and 2 at any time after the consummation of such reorganization, consolidation or merger or the effective date of such dissolution, as the case may be, shall receive, in lieu of the Ordinary Shares issuable on such exercise prior to such consummation or such effective date, the shares and Other Securities and property (including cash) to which such Holder would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if such Holder had so exercised this Warrant, immediately prior thereto, all subject to further adjustment thereafter as provided in Section 4.

    16.2        Extraordinary Events Regarding Ordinary Shares. In the event that the Company shall (a) issue additional Ordinary Shares as a dividend or other distribution on outstanding Ordinary Shares, (b) subdivide its outstanding Ordinary Shares, or (c) combine its outstanding Ordinary Shares into a smaller number of Ordinary Shares, then, in each such event, the Exercise Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Exercise Price by a fraction, the numerator of which shall be the number of Ordinary Shares outstanding immediately prior to such event and the denominator of which shall be the number of Ordinary Shares outstanding immediately after such event, and the product so obtained shall thereafter be the Exercise Price then in effect. The Exercise Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 3.2. The number of Ordinary Shares that the Holder of this Warrant shall thereafter, on the exercise hereof be entitled to receive shall be increased or decreased, as the case may be, to a number determined by multiplying the number of Ordinary Shares that would otherwise (but for the provisions of this Section 3.2) be issuable on such exercise by a fraction of which (a) the numerator is the Exercise Price that would otherwise (but for the provisions of this Section 3.2) be in effect, and (b) the denominator is the Exercise Price in effect on the date of such exercise.

    16.3        Good Faith. All determinations with respect to adjustments by the Company hereunder shall be made by the Board of Directors in good faith.

        17.    Certificate as to Adjustments. In each case of any adjustment or readjustment in the Ordinary Shares (or Other Securities) issuable on the exercise of the Warrant, the Company at its expense will promptly cause its Chief Financial Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of the Warrant and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

        18.    Reservation of Shares, Etc., Issuable on Exercise of Warrant. The Company will at all times reserve and keep available, solely for issuance and delivery on the exercise of the Warrant, Ordinary Shares (or Other Securities) from time to time issuable on the exercise of the Warrant.

        19.    Representations of the Company. The Company represents that (i) all corporate actions on the part of the Company, its officers, directors and shareholders necessary for the sale and issuance of the Warrant Shares pursuant hereto and the performance of the Company’s obligations hereunder were taken prior to and are effective as of the issue date of this Warrant; (ii) the Warrant Shares are duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and not subject to any preemptive rights, and (iii) the execution and delivery of this Warrant are not, and the issuance of the Warrant Shares upon exercise of this Warrant in accordance with the terms hereof will not be, inconsistent with the Company’s Articles of Association, do not and will not contravene any law, governmental rule or regulation, or, to the Company’s knowledge, any judgment or order applicable to the Company, and, except for consents that have already been obtained by the Company or except as would not have a Material Adverse Effect, do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound, or require the consent or approval of, the giving of notice to, the registration with or the taking of any action in respect of or by any government authority or agency or other person.. as used herein, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, prospects, results of operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole.

        20.    Representations and Warranties by the Holder. The Holder represents and warrants to the Company as follows:

    20.1        Holder understands that the Warrant is being offered and sold pursuant to an exemption or exemptions from registration requirements of Israeli and US Federal and state securities laws and that the Company is relying upon the truth and accuracy of Holder’s representations contained in that Securities Purchase Agreement of even date herewith, including, without limitation, that the Holder is an “Accredited Investor” within the meaning of Regulation D under the Securities Act of 1933.

    20.2        Holder has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Holder is able to bear the economic risk of this investment.

    20.3        Holder is acquiring the Warrant and the Ordinary Shares issuable upon exercise of the Warrant for its own account for investment only, and not as a nominee or agent and not with a view towards or for resale in connection with their distribution.

    21.        Assignment; Exchange of Warrant. Subject to compliance with applicable securities laws, this Warrant, and the rights evidenced hereby, may be transferred in whole by any registered Holder hereof (a “Transferor”) in whole or in part. On the surrender for exchange of this Warrant, with the Transferor’s endorsement in the form of Exhibit B attached hereto (the “Transferor Endorsement Form”) and together with evidence reasonably satisfactory to the Company demonstrating compliance with applicable securities laws, which shall include, without limitation, a legal opinion from the Transferor’s counsel that such transfer is exempt from the registration requirements of applicable securities laws, the Company at its expense (but with payment by the Transferor of any applicable transfer taxes) will issue and deliver a new Warrant of like tenor, in the name of the transferee specified in such Transferor Endorsement Form (each a “Transferee”), calling in the aggregate on the face thereof for the number of Ordinary Shares called for on the face of the Warrant so surrendered by the Transferor. Notwithstanding the foregoing, no opinion of counsel or “no-action” letter shall be necessary for a transfer without consideration by a Holder to any other entity which controls, is controlled by or is under common control with the Holder.

    22.        Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of this Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

    23.        Registration Rights. The Holder of this Warrant has been granted certain registration rights by the Company. These registration rights are set forth in a Registration Rights Agreement entered into by the Company and the Holder dated as of even date of this Warrant.

    24.        Rights of Shareholders. No Holder shall be entitled, in its capacity as a Warrant holder only, to vote or receive dividends or be deemed the holder of the Ordinary Shares or any Other Securities of the Company, which may at any time be issuable upon the exercise of this Warrant for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any other matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of shares, reclassification of shares, change of nominal value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised and the Ordinary Shares issuable upon the exercise hereof shall have become deliverable, as provided herein.

    25.        Transfer on the Company’s Books. Until this Warrant is transferred on the books of the Company, the Company may treat the registered holder hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

    26.        Notices, Etc. All notices and other communications from the Company to the Holder of this Warrant shall be deemed to have been sufficiently given and received for all purposes, (i) when delivered in writing by hand, upon delivery; (ii) if sent via facsimile, upon transmission and electronic confirmation of receipt (and if transmitted and received on a non-business day, on the first business day following transmission and electronic confirmation of receipt), (iii) seven (7) business days (and fourteen (14) business days for international mail) after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or (iv) three (3) business days after being sent by internationally overnight delivery providing receipt of delivery, to the address as may have been furnished to the Company in writing by such Holder or, until any such Holder furnishes to the Company an address, then to, and at the address of, the last Holder of this Warrant who has so furnished an address to the Company.

    27.        Miscellaneous. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Warrant shall be governed by and construed in accordance with the laws of the State of Israel without regard to principles of conflicts of laws. Any dispute arising under or in relation to this Agreement shall be adjudicated in the competent court of Tel Aviv-Jaffa district only, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court. In the event that any provision of this Warrant is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision, which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Warrant. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

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SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, this Warrant is executed as of the date first written above.

B.O.S. BETTER ONLINE SOLUTIONS LTD.	_______________________

By: _______________________	By: _______________________

Name: _______________________	Name: _______________________

Title: _______________________	Title:: _______________________

EXHIBIT A

FORM OF SUBSCRIPTION
(To Be Signed Only On Exercise Of Warrant)

To: B.O.S. Better Online Solutions Ltd.

Attention: Chief Financial Officer

        The undersigned, pursuant to the provisions set forth in the attached Warrant (No.____), hereby irrevocably elects to purchase (check applicable box):

________                                       ________ Ordinary Shares covered by such Warrant;

☐     The undersigned herewith makes payment of the full Exercise Price for such shares at the price per share provided for in such Warrant, which is $___________. Such payment takes the form of (check applicable box or boxes):

☐	$__________ by wire transfer of lawful money of the United States; and/or

☐	$__________ by certified or official bank check payable to the order of the Company

        The undersigned requests that the certificate for such shares be issued in the name of, and delivered to ______________________________________________ whose address is __________________________________________________________________________________________________________.

        The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable upon exercise of the within Warrant shall be made pursuant to registration of the Ordinary Shares under the Securities Act of 1933, as amended (the “Securities Act”) or pursuant to an exemption from registration under the Securities Act.

Dated: __________________	____________________________________________________________________ (Signature must conform to name of Holder as specified on the face of the Warrant)

Address: _______________________________ _______________________________

A - 1

EXHIBIT B

FORM OF TRANSFEROR ENDORSEMENT
(To Be Signed Only on Transfer of Warrant)

For value received, the undersigned hereby sells, assigns, and transfers unto the person named below under the heading “Transferee” the right represented by the within Warrant to purchase the number of Ordinary Shares of B.O.S Better Online Solutions Ltd. into which the within Warrant relates and appoints each such person attorney-at-fact to transfer its respective right on the books of B.O.S. Better Online Solutions Ltd. with full power of substitution.

NAME OF TRANSFEREE	ADDRESS

DATED:	__________________________	____________________________________________________ (SIGNATURE MUST CONFORM TO NAME OF HOLDER AS SPECIFIED ON THE FACE OF THE WARRANT)

ADDRESS:
__________________________

__________________________

ACCEPTED AND AGREED: [TRANSFEREE]

By: ____________________________

Name: ____________________________

Title: ____________________________

B - 1